Exhibit 23.2
CONSENT OF INDEPENDENT PUBLIC AUDITORS
     We hereby consent to incorporation by reference in the Prospectus, which is part of this Registration Statement on Form S-3 of Nuance Communications Inc. of our report dated September 27, 2007 relating to our audits of the financial statements of Commissure Inc. as of December 31, 2006 and 2005, and for each of the two years in the period ended December 31, 2006 which appear in Form 8-K/A dated November 29, 2007. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ McGladrey & Pullen, LLP
Blue Bell, Pennsylvania	McGladrey & Pullen, LLP
November 27, 2007